Exhibit 99.1

Kodiak Oil & Gas Corp. Announces Closing of Public

Offering of Common Stock and Exercise of Over-Allotment

DENVER, Oct. 30 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (NYSE Amex: KOG) today announced the closing of its previously announced public offering of 13,800,000 shares of common stock, which includes the full exercise of the underwriters’ over-allotment option of 1,800,000 shares.  All shares were sold at a price of $2.20 per share.  The net proceeds of the offering, after deducting underwriting discounts and commissions and Kodiak’s estimated offering expenses, were approximately $28.6 million.

KeyBanc Capital Markets Inc. acted as the sole book runner for the offering and Thomas Weisel Partners LLC acted as the co-manager.

Any offering of shares of common stock shall be made only by means of a prospectus.  Copies of the base prospectus and the final prospectus supplement relating to the offering may be obtained from the offices of KeyBanc Capital Markets, Attn: Prospectus Delivery Department, 800 Superior Avenue, 17th Floor, Cleveland, Ohio 44114, telephone: 216.563.2018.  An electronic copy of the base prospectus and the final prospectus supplement are also available on the website of the Securities and Exchange Commission at http://www.sec.gov.

The common shares were offered and sold pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission.  This news release shall not constitute an offer to sell or the solicitation of an offer to buy the common stock of Kodiak; nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains.  For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the NYSE Amex exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included herein may constitute forward-looking statements. Although Kodiak believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance and other factors as discussed in Kodiak’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008.

For further information, please contact:

Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11